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                      CAMERA PLATFORMS INTERNATIONAL, INC.


                              Exhibit 1 to Form 8-K



March 8, 1999

Securities and Exchange Commission
Washington, DC 20549

RE:     Camera Platforms International, Inc.
        File No. 0-14675


Dear Sir or Madam:

        We have read Item 4 of the Form 8-K of Camera Platforms International, Inc. dated March 8, 1999 and agree with the statements contained therein.


Very truly yours,

/s/  Grant Thornton LLP
Grant Thornton LLP